Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

PATTERSON-UTI ENERGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Equity	Preferred Stock	Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Equity	Common Stock	Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)

The registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act of 1933, as amended (the “Securities Act”) and is excluding this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. Any additional registration fees will be paid subsequently on a pay-as-you-go basis.

(2)	The registrant is registering hereby an indeterminate number of securities as may be issued and sold, from time to time, by the registrant at indeterminate prices.